NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 09, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 28, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Apartment Income REIT Corp. and Astro Merger Sub, Inc., a wholly owned subsidiary of Apex Purchaser LLC, Aries Purchaser LLC, and Astro Purchaser LLC, and affiliate of Blackstone Real Estate Partners X L.P. became effective before the opening on June 28, 2024. Each share of Apartment Income REIT Corp. Common Stock was converted into USD 39.12 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 28, 2024.